Exhibit 99.1

For Immediate Release

Meridian Bioscience Announces Retirement of CFO Bryan Baldasare

CINCINNATI, OHIO December 2, 2021 (PRNewswire) – Meridian Bioscience, Inc. (NASDAQ: VIVO), a leading global provider of diagnostic testing solutions and life science raw materials, announced today that Bryan Baldasare, Executive Vice President, Chief Financial Officer, and Secretary, will retire from Meridian effective December 31, 2021. The Company is engaging an executive search firm in the recruitment of a new chief financial officer. The Company appointed Julie Smith to the position of Senior Vice President, Controller, effective December 6, 2021, and principal accounting officer, effective January 1, 2022.

Mr. Baldasare joined Meridian in 2000 and has served as CFO since July 2019. During his tenure, Meridian grew its revenues by over 500%, developed and launched dozens of new products, expanded into a diversified global business with 15 sites in 10 countries, and managed through the COVID-19 pandemic as a much stronger enterprise.

Bryan Baldasare stated, “It has been a pleasure supporting Meridian for the last 21 years, including under the leadership of every CEO dating back to the founder, Bill Motto. This company has grown to be a leader in the healthcare industry, and I am particularly proud of Meridian’s global contribution to fighting the COVID-19 pandemic. Meridian has the strongest balance sheet and most valuable of assets of any time in my tenure, and I look forward to continuing to follow its success.”

Jack Kenny, CEO, said, “Bryan has been a great business partner to me and made a substantial impact on the organization over the years. The broader Meridian team and I will miss him and his leadership. Bryan leaves us with strong finance, accounting, and information technology organizations, which will ensure continuity through this transition. We wish him great success in whatever lies ahead.”

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets, and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy, and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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